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               FLORIDA INCOME FUND III, LIMITED PARTNERSHIP
             (Name of Registrant as Specified in Its Charter)

  (Name of Person(s) Filing Proxy Statement if other than Registrant)

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
                                     IMPORTANT
                                     REQUIRES IMMEDIATE ATTENTION


April 14, 1998

RE:       SALE OF PINK SHELL BEACH RESORT

Dear Limited Partner:

We recently sent to you a "Consent Statement and a Limited Partner Consent Form" summarizing the proposed sale of the Pink Shell Beach Resort with our recommendation that you approve the proposed sale checking the box labeled "approve sale" on the Limited Partner Consent Form and returning it before April 27, 1998. If you have not yet returned your form please do so as soon as possible. The Partnerships Amended and Restated Agreement of Limited Partnership requires approval of Limited Partners holding more than 50% of the units of Limited Partnership in order to move forward with this transaction.

We have received several questions from Limited Partners over the last few days as a result of this mailing. Assuming you may have similar questions, we are providing the following information in a question and answer format to supplement the information provided in the Consent Statement, and in order to assist you.

1.)       Question

          How much will I receive as a result of proceeds from the sale and close-out of the Partnership?

          Answer -

          As the Consent Statement shows on page 10, in addition to the quarterly distributions you have already received over nine years, you will receive approximately $979.25 per $1,000 you invested from the sale shortly after closing, which is planned for about May 15.

          A final distribution, after all remaining business of the Partnership is completed, which we currently estimated at approximately $19.00 per $1,000 invested will be paid by year end 1998 - assuming there are no on-going claims against the Partnership.

          Thus, the combined amount distributed from both the sale and the close-out of the Partnership will be approximately $999.

2.)       Question -

          Will there be a distribution for the first or second quarters of 1998?

          Answer -

          No, the above estimated amounts include all remaining funds available. Funds produced from operations in 1998 are being used to settle obligations of the partnership.

3.)       Question -

          What will my overall return be over the full life of this investment, after the Partnership is closed-out?

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          Answer -

          The Partnership paid quarterly distributions over its full life to date, of about nine years, totaling about $6.6 million or $438 per $1,000 of investment. This is an average return of approximately 4.9% per year. Since these cash distributions were partially "sheltered" from taxation, due primarily to depreciation, you may also have received the benefits of deferred taxation on this income depending on your own individual tax situation. (This depreciation is subject to recapture at sale).

          In addition to the above quarterly distributions you have already received over the life of the Partnership, we estimate you will also receive a return of approximately the same amount you invested in the Partnership of $999 per $1,000 unit as mentioned above. Thus, the total returned to investors per $1,000 of investment will be approximately $1,436.

          Distributions paid to date                  $   438

          Estimated distribution
          from sale of Pink Shell
          received in June 1998                           979

          Estimated final distribution
          at close-out                                     19
                                                      -------
          Estimated total
          per $1,000 investment                       $ 1,436

4.)       Question -

          What fees or other amounts, if any, are being paid to the General Partners from the sale?

          Answer -

          Nothing, the General Partners will receive no fees or other proceeds from the sale. The Partnership Agreement provides that the General Partners may not receive any proceeds or brokerage commission on property sales until the Limited Partners receive the full amount of the preference return of 10% per year, plus a full return of their original invested capital.

5.)       Question -

          If the Property was originally acquired for $10.0 million and sold for $21.25 million, why isn't the Partnership returning a profit from the sale of the Property to the Limited Partners?

          Answer -

          If approved, there will be a profit on the sale of the Pink Shell. However this amount is offset by the loss on the shopping center and the original costs of organizing the Partnership. While the original purchase price for the Property was $10.0 million, that was not the only investment made in the Property. Over the years the Partnership made the following additional investments in the
          Property:

             /bullet/     Project renovations in 1989 and 1994;

             /bullet/ Annual capital improvements to maintain the property;

             /bullet/ Construction of the new 60 unit Sanibel View building in 1990; and

             /bullet/     Purchase of two Bayside Cottages.


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          The net total of these investments brings the Partnerships current total investment in the Property to about $16.3 million (pre-depreciation) after adding back about $2.3 million in proceeds from the sale of condominiums in 1994 as well as $1.3 million in principal reductions to the debt balance made from operations.

          Thus, the actual cash gain on the sale (not the same as taxable gain due to depreciation) is approximately $3.2 million which is the difference between $19.5 million (the amount achieved from the sale of $14.4 million plus the payment of $5.1 million to pay off debt, both amounts shown on Page 10 of Consent Statement) and the $16.3 million net investment.

          This gain is offset by the loss of about $1.8 million in equity due to the foreclosure on the Walsingham Commons Shopping Center with the remaining balance of the gain offset primarily by the original syndication costs of the Partnership of about $1.6 million, leaving the Partnership in about a "break even" position.

6.)       Question -

          What happens if the Limited Partners do not approve the sale?

          Answer -

          The Property will continue to be owned by the Partnership. The Managing General Partner is recommending approval of a sale now for the reasons which are contained in the Consent Statement and as follows:

             /bullet/ The original targeted holding period for the property was 5-7 years. The Partnership has now owned the property for over nine years.

             /bullet/ The Property was aggressively marketed both nationally and internationally for several months by an independent, third party, international brokerage firm.

             /bullet/ Several offers were received and the contract on the Property represents the highest price offered for the Property by a buyer - who provided credible evidence of their capability of closing.

             /bullet/ The Property will require significant additional capital investment in the near future to remain competitive and retain its franchise if it is not sold. The capital to make these improvements would only be available from withholding future distributions from the Limited Partners or borrowing against the Property which would also reduce the distributions due to the need to service more debt.

             /bullet/ The current market for hospitality properties is judged to be very good by the Managing General Partner and we believe the "market risk" that the price currently offered may not be achieved at a later date supports a sale of the Property now.

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SUMMARY

We recognize that the overall result for the Partnership is not what we had all hoped for. We ask you however, to recognize that the loss of the shopping center is a significant factor in why the Partnership did not perform as planned. The severely depressed real estate market during the late 1980's and early 1990's was an important factor in the loss of the shopping center. The Managing General Partner believes it is necessary to focus attention on the current proposal as opposed to the overall results of the Partnership in order to make an appropriate decision regarding that proposal. That proposal raises the question of whether or not the price being paid for the property represents the market price for the Property and whether or not we should accept that offer now, versus continue to hold the property.

We feel the sale is in the best interests of the Limited Partners. We recommend that you approve the sale for the reasons noted above and return your Limited Partner Consent Form marked "Approve Sale" prior to April 27, 1998.

We hope this information is helpful. However, please refer to the Consent Statement and/or call Terry Zagaria at (914) 481-5600 ext 413 should you have any further questions.

Sincerely,



/s/ALLEN G. TEN BROEK
-------------------------------
Allen G. Ten Broek
President
Mariner Capital Management, Inc.
Managing General Partner